Exhibit 10.3

                                 LOAN AGREEMENT

Between the following companies

Attila Reisz                            10Charge Kft, Hungary, Business address:
2080 Pilisjaszfalu, Erdoalja u 12       1121 Budapest, Konkoly Thege M. U.
further referred as Loaner              29-33 further referred as  KFT

Together as Parties

I.    Preamble

KFT is an established Hungarian venture developing ultra fast battery charging technologies. To maintain its operations at a limited level and extend partnerships and pursue capital raising opportuntities Parties agree that Loaner loans monies to KFT. These loans are from the private accounts of Loaner.

II.   Loan terms

      1. Loaner offers an undefined amount of loan to KFT in the form of covering its expenses for an undefined period paid from time to time.

      2. Amounts of loans are discussed orally between the Parties from time to time as monies may be needed.

      3. Loaner may refuse further payment of loans based on its sole discretion.

      4. No interest is paid on the monies until 2 years from receipt. After that the then actual Central Banks' (Magyar Nemzeti Bank) base rates (jegybanki alapkamat) are applied.

      5.    KFT does its best to pay back loans as soon as possible.

III. Termination of agreement The agreement is terminated when all loans and interests are paid back to Loaner.


The Parties have hereby agreed to sign this agreement and are satisfied that this agreement fully complies with their intentions.

Budapest 2003 August 1st.



Jozsef Marinka-Toth                                     Attila Reisz
10Charge Kft


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